THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE'S SECURITIES LAWS AND THESE SECURITIES MAY NOT BE RESOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE SUBSEQUENTLY REGISTERED PURSUANT TO AN EXEMPTION FROM APPLICABLE REGISTRATION REQUIREMENTS. THESE SECURITIES ARE SUBJECT TO OTHER RESTRICTIONS ON EXERCISE AND TRANSFER AS SET FORTH HEREIN.



                               DATED: JULY 9, 1998

                                 AMENDMENT NO. 1


                          COMMON STOCK PURCHASE WARRANT

               FOR THE PURCHASE OF 100,000 SHARES OF COMMON STOCK
                                       OF
                               EVANS SYSTEMS, INC.
                              (A TEXAS CORPORATION)

            Reference is made to Warrant No. 007, dated May 8, 1998, (the "Warrant") with respect to 100,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Evans Systems, Inc., a Texas Corporation (the "Company") issued pursuant to a Consultant Agreement dated May 8, 1998.

            The Warrant is hereby amended to read in its entirety as follows:

            THIS CERTIFIES THAT, for value received, Diane Johnson (the "Holder"), as registered owner of this Warrant, is entitled at any time from the date hereof until the Expiration Date (as hereinafter defined) but not thereafter, to subscribe for, purchase and receive, in whole or in part, up to One Hundred Thousand (100,000) shares (the "Shares") of the Company's Common Stock (subject to modification and adjustment as hereinafter set forth, in accordance with the terms hereof.

            In order to exercise this Warrant, the exercise form attached hereto must be duly executed, completed and delivered to the Company, together with this Warrant and payment of the Exercise Price for the shares of the Common Stock being purchased. Such payment shall be in lawful money of the United States in cashier's check or certified bank check made payable to the Company. If the rights represented hereby shall not be exercised at or before the Expiration Date, this Warrant shall become and be void and without further force or effect and all rights represented hereby shall cease and expire.

            The number of voting common shares to be issued per Warrant and the corresponding purchase price per share are subject to upward and downward adjustments to reflect any stock dividends paid on the Company's outstanding common stock, stock distributions, stock-splits, or reverse splits; so that the price paid per common share and the number of shares subject to exercise by each warrant will be adjusted accordingly.

            By her acceptance of this Warrant, the Holder represents and warrants that the Holder has acquired this Warrant for the Holder's own account for investment and not with the view to the distribution thereof, except in accordance with applicable federal and state securities laws. The Holder confirms that she has been advised that the Warrants and the Shares of Common Stock issuable upon exercise of this Warrant have not been, registered under the Act and that she has consulted with and been advised by counsel as to the restrictions on resale to which this Warrant and such Shares will be subject.

            The Company is obligated to register the underlying voting common shares in any Registration Statement filed by the Company with the U.S. Securities and Exchange Commission at the request of the holder of the warrant.

            Each Warrant represented hereby is exercisable at the option of the Holder in whole or in part, at any time on or before the Expiration Date (as hereinafter defined), but not as to a fractional share of Common Stock. In the case of exercise of less than all the Warrants represented hereby, the Company shall cancel this Warrant Certificate upon the surrender hereof and shall execute and deliver a new Warrant Certificate or Warrant Certificate of like tenor for the unexercised balance of such Warrants.

            The term "Expiration Date": shall mean 5 p.m. (Central Time) on May 8, 2000, or if such date shall in the States of Texas be a holiday or day on which banks are authorized to close, then 5 p.m. (Central Time) the next following day which in the State of Texas is not a holiday or a day on which banks are authorized to close.

            Upon exercise of any Warrant represented hereby, the Holder hereof shall be entitled, with respect to all common shares received upon exercise, to all rights of a shareholder of the Company, including, without limitations, the right to vote or to receive dividends or other distributions, notice of any proceedings of the Company sent or required to be sent to shareholders.

            Prior to due presentment for the registration and/or transfer hereof, the Company may deem and treat the Holder thereof as the absolute owner hereof and to each Warrant represented hereby (not withstanding any notation of ownership or writing thereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary.

            The registered Holder of this Warrant, by such Holder's acceptance hereof, agrees that she shall not sell, transfer or assign or hypothecate this Warrant except in a transaction that does not require registration under the Securities Act of 1933, as amend (the "Act"). This Warrant shall not be transferred unless and until the Company has received the opinion of counsel for the Holder that this Warrant may be sold pursuant to an exemption from registration under the Act, the availability of which is established to the reasonable satisfaction of the Company

            This Warrant shall be governed and construed in accordance with the laws of the State of Texas.

            IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to Warrant to be signed in its corporate name by a duly authorized officer as of the date first above written.

                                              EVANS SYSTEMS, INC.



                                              by:/s/ J.L. Evans, Sr.
                                                 ----------------------
                                                 J.L. Evans, Sr.
                                                 President


AGREED AND ACCEPTED:


/s/ Diane Johnson
-----------------
Diane Johnson

Form to be used to exercise Warrant:



Evans Systems, Inc.
P.O. Box 2480
Bay City, TX 77404-2480



Date:                   ,           19


            The undersigned hereby elects irrevocably to exercise the within Warrant and to purchase shares of Common Stock of Evans Systems, Inc. and hereby makes payment of $_________ (at the rate of $________ per share) in payment of the Exercise Price pursuant thereto. Please issue the shares as to which this Warrant is exercised in accordance with the instructions given below.



                                             Signature



                   INSTRUCTIONS FOR REGISTRATION OF SECURITIES


Name
                            (Print in Block Letters)


Address


City

State